Exhibit 99.2

Discovery Well Tests Over 500 Barrels of Oil Per Day at Lux Energy's Woodrush Project in Northeast British Columbia

CALGARY, May 19 /PRNewswire-FirstCall/ - Lux Energy Corp. (OTC BB:LUXE.ob - News), an oil and gas production and exploration company, today reported that the Operator of the Woodrush project in the Peace River Arch, Northeast British Columbia, has released the results of a 24 hour production test of the new oil discovery on the property. Lux Energy Corp has a working interest in this project.

Production casing was set on the well after it encountered a Halfway oil pool and other production horizons. This well was drilled to a newly defined seismic feature north of the original Woodrush oil discovery made in 2008. The well was subsequently completed in the Halfway sand and flow tested in excess of 500 barrels of oil per day (BO/day) of light sour oil during a 24 hour test. Pipelines are now being laid to the Operator's central production facility. Production is to commence soon at rates between 300 and 400 BO/day.

"This addition boosts the Woodrush gross production to over 1000 BOE/d, approximately 50% oil," stated Shane Broesky, President of Lux Energy Corp. "The two new wells drilled and completed this March will more than double operating netback to the Operator from this field."

A third well drilled planned for drilling in March was deferred in anticipation of an early end to the winter drilling season caused by unseasonably warm weather. The Operator is currently updating the seismic interpretation of the Woodrush field with the new well information. Additional drilling at Woodrush over the near term is anticipated.

Lux Energy Corp discloses that it's President, Shane Broesky, holds a 25% stake in the company from which Lux acquired its interest in the Woodrush project. Mr. Broesky's interests in and relationships with this and other firms involved in the oil and gas industry gives Lux Energy the opportunity to participate in projects where the chance would otherwise not be available to the Company.

Lux Energy Corp. is an oil and gas production and exploration company focusing on developing oil and gas resources in North America. Further information and news releases are available at www.luxenergycorp.com.

"Safe Harbor" Statement: This press release may contain certain forward-looking statements within the meaning of Sections 27A & 21E of the amended Securities and Exchange Acts of 1933-34, which are intended to be covered by the safe harbors created thereby. Although Lux Energy Corp believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that these statements included in this press release will prove accurate. This press release includes forward-looking statements concerning the future performance of our business, its operations and its financial performance and condition, and also includes selected operating results presented without the context of accompanying financial results. These forward-looking statements include, among others, statements with respect to our objectives and strategies to achieve those objectives, as well as statements with respect to our beliefs, plans, expectations, anticipations, estimates or intentions. These forward-looking statements are based on our current expectations. We caution that all forward-looking information is inherently uncertain and actual results may differ materially from the assumptions, estimates or expectations reflected or contained in the forward-looking information, and that actual future performance will be affected by a number of factors, including economic conditions, technological change, regulatory change and competitive factors, many of which are beyond our control. Therefore, future events and results may vary significantly from what we currently foresee. We are under no obligation (and we expressly disclaim any such obligation) to update or alter the forward-looking statements whether as a result of new information, future events or otherwise.